Exhibit 16.1

April 29, 2024

Patty Chan

Chief Financial Officer

Blum Holdings, Inc.

3242 S. Halladay St.

Santa Ana, CA 92705

Re:	Blum Holdings, Inc.

Dear Ms. Chan:

This is to confirm that the client-auditor relationship between Blum Holdings, Inc. (Commission File Number 000-56626) and Marcum LLP has ceased effective April 23, 2024. We agree with the statements contained in the 8k filed on April 29, 2024.

Very truly yours,

Marcum LLP

cc:	Office of the Chief Accountant Securities and Exchange Commission Via E-Mail: SECPSletters@sec.gov

Marcum LLP / 600 Anton Boulevard / Suite 1600 / Costa Mesa, CA 92626 / Phone 949.236.5600 / marcumllp.com